Exhibit 99.1

             Crimson Exploration Inc. Announces First Quarter 2006


    HOUSTON--(BUSINESS WIRE)--May 15, 2006--Crimson Exploration Inc. (OTCBB:CXPI) today announced financial results for the first quarter of 2006.

    Highlights

    -- Restoration of production at Cameron Parish, LA fields to pre-hurricane rates

    -- Acquisition of 22,000 acres in Culberson County, TX, an emerging area of interest for the Barnett Shale and Woodford Shale and Atoka formations

    -- Near completion of the regulatory approval process for our Madisonville-Rodessa project, to allow commencement of drilling in third quarter of 2006

    -- Entered into agreement for stratigraphic testing of viability of a coal bed methane development on 125,000 acres in southeast Mississippi

    Summary Financial Results

    Revenues for the first quarter of 2006 were $5.1 million compared to revenue of $3.7 million in the prior year quarter, a 38% increase due to a 25% increase in our average realized price on an equivalent basis partly offset by a 3% decrease in sales volumes, both of which are quantified below.
    Production for the first quarter of 2006 was 592,682 mcfe of natural gas equivalents, or 6,585 mcfe per day, compared with production of 612,263 mcfe, or 6,803 per mcfe per day, in the 2005 quarter. Increases in production attributable to our 2006 development program were offset by continuing production shut-ins at our Cameron Parish, Louisiana fields due to Hurricane Rita at the end of September and losses related to collapsed casing in the largest well in our Nelsonville field. Production from the 400 mcfe per day well in Nelsonville was restored in March 2006; however, production from the Grand Lake and Laccasine fields was still about 20%, or 1,000 mcfe per day, below pre-hurricane levels in the first quarter of 2006 due to surface equipment limitations. The repairs were completed in early May 2006 and we are currently producing approximately 8,000 mcfe per day from all our properties.
    Average prices received in the field for our production during the first quarter of 2006 were $61.04 per barrel of oil and $7.81 per mcf of natural gas, or $8.91 per mcfe of natural gas equivalents, compared to $47.82 per barrel of oil, $6.26 per mcf and $7.01 per mcfe for the 2005 quarter. Adjusting for the effects of realized losses on our commodity price hedges, our average realized prices in the 2006 quarter were $58.11, $7.71 and $8.63 for oil, natural gas and natural gas equivalents, respectively. For 2005, average realized prices for the quarter were $35.84, $5.91 and $6.89 per barrel, mcf and mcfe, respectively.
    Cash flow from operations for the first quarter of 2006, exclusive of changes in working capital, increased to $2.5 million, an 180% increase over the $.9 million reported for the 2005 quarter due primarily to the price-related increase in revenue. We reported net income for the first quarter of 2006 of $1,373,000 compared to a net loss of $2,774,000 for the first quarter of 2005.

    Selected Financial and Operating Data

    The following table reflects certain comparative financial and operating data for the three and twelve month periods ending March 31, 2006 and 2005:

                                              Three Months
                                         -----------------------
                                             Ended March 31,
                                         -----------------------
                                            2006        2005      %
                                         ----------- -----------

Total Volumes Sold:
    Crude oil (barrels)                      45,846      44,708     3%
    Natural gas (mcf)                       317,606     344,015    -8%
    Natural gas equivalents (mcfe)          592,682     612,263    -3%

Daily sales volumes:
    Crude oil (barrels)                         509         497     3%
    Natural gas (mcf)                         3,529       3,822    -8%
    Natural gas equivalents (mcfe)            6,585       6,803    -3%

Average oil sales price ($ per bbl):
    Average price received in field          $61.04      $47.82    28%
    Realized effects of hedging
     instruments                              (2.93)     (11.98)  -76%
                                         ----------- -----------
    Net realized price, after hedging        $58.11      $35.84    62%

    Average basis differential (NYMEX -
     WTI)                                    $(2.56)     $(2.16)   19%

 Average gas sales price ($ per mcf):
    Average price received in field           $7.81       $6.26    25%
    Realized effects of hedging
     instruments                               (.10)       (.35)  -71%
                                         ----------- -----------
    Net realized price, after hedging         $7.71       $5.91    30%

    Average basis differential (Houston
     Ship Channel)                             $.26        $.43   -40%

 Average sales price ($ per mcfe):
    Average price received in field           $8.91       $7.01    27%
    Realized effects of hedging
     instruments                              (0.28)      (1.07)  -74%
                                         ----------- -----------
    Net realized price, after hedging         $8.63       $5.94    45%

 Selected Costs ($ per mcfe):
    Lease operating expenses                  $2.66       $2.29    16%
    Depreciation and depletion expense        $1.27       $1.07    19%
    General and administrative expense
     (exclusive of SFAS 123R and
     employee bonuses)                        $1.64       $1.01    62%
    Interest                                   $.02       $1.96   -99%

    Cash provided by (used in)
     operating activities, exclusive
     of changes in working capital       $2,492,167    $891,333   180%

 Capital expenditures (cash)
    Exploratory                             $27,791  $1,181,172   -98%
    Development                             852,033     194,800   337%
    Lease acquisitions                    3,024,720     685,531   341%
    Other                                    51,267           -    na
                                         ----------- -----------
                                         $3,955,811  $2,061,503    92%
 Earnings per Common Share
    Basic                                      $.02       $(.17)
                                         =========== ===========
    Fully Diluted                              $.02       $(.17)
                                         =========== ===========


    Non - GAAP Financial Measures

    Crimson also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operational activities to net cash flow from operations, exclusive of working capital items:

                                                  Three Months
                                           ---------------------------
                                                 Ended March 31,
                                           ---------------------------
                                               2006          2005
                                           ------------- -------------
 Net cash provided by (used in) operating
  activities                                 $2,742,910   $(2,803,520)
 Changes in working capital
    Accounts receivable                        (567,428)      949,222
    Prepaid Expenses                            290,883       174,068
    Accounts payable and accrued expenses        25,802     2,571,623
                                           ------------- -------------

 Net cash flow from operations, exclusive
  of working capital items                   $2,492,167      $891,393
                                           ============= =============

                       CRIMSON EXPLORATION INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                             March 31,    December 31,
ASSETS                                         2006          2005
                                            (Unaudited)   (Unaudited)
                                           ------------- -------------
Total current assets                         $4,120,745    $5,825,078
Net property and equipment                   62,314,682    54,223,059
Total other assets                            1,515,410     3,066,812
                                           ------------- -------------

Total Assets                                $67,950,837   $63,114,949
                                           ============= =============

                                             March 31,    December 31,
                                               2006          2005
LIABILITIES AND STOCKHOLDERS' EQUITY        (Unaudited)   (Unaudited)
                                           ------------- -------------
Total current liabilities                    $6,102,023    $6,855,735
Total non-current liabilities                 4,174,535     3,453,952
Total stockholders' equity                   57,674,279    52,805,262
                                           ------------- -------------

Total Liabilities & Stockholders' Equity    $67,950,837   $63,114,949
                                           ============= =============


                       CRIMSON EXPLORATION INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                                         Three Months Ended March 31,
                                         -----------------------------
                                              2006           2005
                                         -------------- --------------
OPERATING REVENUES
     Oil and gas sales                      $5,113,497     $3,634,160
     Operating overhead and other
      income                                    26,152         30,173
                                         -------------- --------------
          Total Operating Revenues           5,139,649      3,664,333
                                         -------------- --------------

OPERATING EXPENSES
     Lease operating expenses                1,579,320      1,400,864
     Geological and geophysical                  8,777              -
     Depreciation, depletion and
      amortization                             754,376        655,778
     Dry holes, abandoned property and
      impaired assets                            4,386          2,156
     Asset retirement obligations               20,994         19,161
     General and administrative              1,723,663        618,227
                                         -------------- --------------
          Total Operating Expenses           4,091,516      2,696,186
                                         -------------- --------------

INCOME FROM OPERATIONS                       1,048,133        968,147
                                         -------------- --------------
OTHER INCOME AND EXPENSE
     Interest expense                           (9,922)    (1,198,501)
     Financing cost                            (45,117)    (1,905,159)
     Loss from equity in investments            (1,843)             -
     Loss on sale of assets                          -        (13,022)
     Unrealized gain (loss) on
      derivative instruments                 1,108,280     (2,013,481)
                                         -------------- --------------
          Total Other Income and
           (Expense)                         1,051,398     (5,130,163)
                                         -------------- --------------

INCOME (LOSS) BEFORE INCOME TAXES            2,099,531     (4,162,016)

INCOME TAX (EXPENSE) BENEFIT                  (726,722)     1,387,691
                                         -------------- --------------
NET INCOME (LOSS)                            1,372,809     (2,774,325)

DIVIDENDS ON PREFERRED STOCK
 (Paid 2006 - $39,900; Paid 2005 -
 $1,006,643)                                  (896,578)      (773,120)
                                         -------------- --------------
NET INCOME (LOSS) AVAILABLE TO COMMON
 SHAREHOLDERS                                 $476,231    $(3,547,445)
                                         ============== ==============
NET INCOME (LOSS) PER SHARE,
    BASIC                                         $.02          $(.17)
                                         ============== ==============
    DILUTED                                       $.02          $(.17)
                                         ============== ==============
WEIGHTED AVERAGE SHARES OUTSTANDING,
    BASIC                                   29,580,387     20,706,619
                                         ============== ==============
    DILUTED                                 89,426,504     20,706,619
                                         ============== ==============

    Three-Month Period Ended March 31, 2006 compared to Three Month Period Ended March 31, 2005.

    Costs and Expenses

    Lease Operating Expenses. Lease operating expenses for the first quarter of 2006 were $1,579,000, an increase of 13% from $1,401,000 in 2005. The increase was due to higher production taxes from higher revenues and general increases in the price of industry services.
    On a per unit basis, expenses increased from $2.29 per mcfe in 2005 to $2.66 per mcfe in 2006, due primarily to the higher rental costs and water disposal costs and the production shut-in due to the hurricane.
    Depreciation, Depletion and Amortization (DD&A). DD&A expense for the first quarter of 2006 was $754,000 compared to expense of $656,000 for the prior year quarter, due to the increase in the DD&A rate per unit from $1.07 per mcfe in 2005 to $1.27 per mcfe in 2006.
    General and Administrative (G&A) Expenses. Our G&A expenses were $1,724,000 in the 2006 quarter compared to $618,000 in 2005 due to additions to our management team to carry out our post recapitalization growth strategy and stock option expense of $726,000 related to our adoption of SFAS 123R. On a per unit basis, and exclusive of the non-cash SFAS 123R expense, and the employee bonuses, expenses increased from $1.01 per mcfe in 2005 to $1.64 per mcfe in 2006.
    Interest Expense. Interest expense decreased 99% from $1,199,000 in 2005 to $10,000 in 2006, primarily due to the retirement of debt associated with our February 2005 recapitalization.
    Geological and Geophysical Expense (G&G). G&G expense was $9,000 in 2006. No G&G costs were incurred in 2005 as we focused our capital program on the development of our proved reserves.
    Dry Holes, Abandonment Costs and Impaired Assets. Dry hole, abandonment and impairment expense was minimal in the 2006 and 2005 quarters.
    Debt Issuance Costs. Debt issuance costs were $45,000 in 2006 compared with $1,905,000 in 2005. The expense in 2006 was comprised primarily of the amortization of capitalized costs associated with the revolving credit facility we entered into in July 2005 and fees related to the unused portion of the borrowing base of the credit facility. Costs in 2005 included the writeoff of previously capitalized debt issuance costs associated with previous financings that were repaid with proceeds from the sale of the Series G Preferred Stock in February 2005.
    Unrealized (Gain)/Loss on Derivative Instruments. Unrealized gain or loss on derivative instruments is the change during the quarter in the mark-to-market exposure under our commodity price hedging instruments. This non-cash increase in earnings for 2006 was $1,108,000 compared with a non-cash expense of $2,013,000 for the 2005 quarter. This expense will vary period to period, and will be a function of the hedges in place, and the strike prices of those hedges, at each balance sheet date.
    Income Tax. Our net income before taxes was $2,100,000 for the 2006 quarter. After adjusting for permanent tax differences, we recorded $727,000 in income tax expense. We reported a net loss before taxes of $4,162,000 for the 2005 quarter resulting in an income tax benefit of $1,388,000.
    Dividends on Preferred Stock. Dividends on preferred stock were $897,000 in 2006 compared with $773,000 in 2005. Dividends in 2006 included $799,000 on the Series G Preferred Stock, $31,000 on the Series H Preferred Stock and $67,000 on the Series E Preferred Stock. Dividends on preferred stock for 2005 included $284,000 on the Series G Preferred Stock, $26,000 on the Series H Preferred Stock, $24,000 on the Series E Preferred Stock and $439,000 for the other series of preferred stock previously issued by the Company and/or its subsidiaries and retired as part of the February 28, 2005 recapitalization.

    Operations Activity

    The Company is currently producing an average of 550 barrels of oil and 4,700 mcf of natural gas, or 8,000 mcfe of natural gas equivalents, per day from its existing asset base. Production from our Grand Lake and Lacassine fields in Cameron Parish, LA are back to a pre-hurricane rate of approximately 4,300 mcfe per day, net to our interest. We were successful at regaining approximately 700 mcfe per day of pre-hurricane rate related to mechanical problems, and we have been able to replace production from normal field decline with two recompletions in 2006 that added approximately 600 mcfe per day of net production for a net cost of $660,000. We are currently recompleting a third well and have a fourth recompletion planned for the summer. We are also currently analyzing the 3-D seismic data over the Grand Lake field that we purchased in December, with the expectation that we might identify additional drilling opportunities in this salt dome field.
    In our Madisonville and Iola fields, we are currently producing an average of approximately 1,500 mcfe per day, net to us, with a third recompletion being finished. In this field, we are also moving forward with our planned development of the Rodessa formation, which offsets natural gas production of the adjacent operator. The operator adjacent to our acreage currently produces an estimated 14,000 mcfe per day from one well, has tested a second well that is shut-in awaiting expansion of the gas plant, and has two more wells in progress. We recently completed regulatory hearings at the Texas Railroad Commission to obtain access to the nearby gas plant and to obtain approval of our waste disposal well. Both hearings were unopposed, so we anticipate approval in the near future. Drilling of our first well, the Johnson #2, an 11,800 foot test at an estimated gross cost of $5.5 million, could start shortly thereafter, pending rig availability. We currently own a 77.5% working interest in the Rodessa field.
    In our Colorado area, we are currently producing an average of 750 mcfe per day, net to our interest. Our capital budget for 2006 includes 5 recompletions and drilling 2 proved undeveloped drilling projects of which we are now finishing the drilling and completion of the first well.

    Culberson County Leasehold Acquisition

    As previously announced in March, we acquired a 22,000 acre leasehold position in Culberson County TX, an emerging area of industry interest for the Barnett and Woodford shale plays and the Atoka formation. We will obtain and review data from the area for the remainder of this year, watch the results of activity by adjacent operators, and possibly initiate a drilling program by mid-2007. The leases have a primary term of approximately 5 years.

    Mississippi Coal Bed Methane Project

    As previously announced in February, we entered into an agreement with a private company to participate in a viability study on a possible coal bed methane play in southeast Mississippi. We will spend approximately $300,000 to $400,000 in 2006 to drill stratigraphic wells to evaluate the commercial viability of this project. If we decide to proceed, we will have an initial 85% operated working interest in this project, for which approximately 125,000 acres are under option.

    Teleconference Call

    Crimson management will hold a conference call to discuss the information described in this press release at 9:30 a.m. CDT on Tuesday, May 16, 2006. Those interested in participating may do so by calling the following phone number: 800-811-8845, (International 913-981-4905) and entering the participant code 8038743. A replay of the call will be available from May 16, 2006 through May 23, 2006 by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 8038743.
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005 for a further discussion of these risks.


    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919